Exhibit 3.9

CERTIFICATE OF AMENDMENT
OF
RESTATED CERTIFICATE OF INCORPORATION
OF
HEARUSA, INC.

     HearUSA, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY AS FOLLOWS:

     FIRST: That the Restated Certificate of Incorporation of the Corporation is hereby amended by deleting the first paragraph of Article 4 in its entirety and substituting in lieu thereof a new first paragraph of Article 4 as follows:

     The total number of shares of stock which the Corporation shall have authority to issue is eighty-two million five hundred thousand (82,500,000), consisting of seven million five hundred thousand (7,500,000) shares of preferred stock, $1.00 par value per share, and seventy-five million (75,000,000) shares of common stock, $.10 par value per share.

     SECOND: That said amendment was duly adopted in accordance with the provisions of § 242 of the General Corporation Law of the State of Delaware.

     THIRD: That the effective date of this Certificate of Amendment shall be June 18, 2004.

     IN WITNESS WHEREOF, HearUSA, Inc. has caused its duly authorized officer to execute this Certificate of Amendment of Restated Certificate of Incorporation this 15th day of June 2004.

HearUSA, Inc.

By: /s/ Stephen J. Hansbrough
Name: Stephen J. Hansbrough
Title: Chief Executive Officer